As filed with the Securities and Exchange Commission on May 20, 2013
Registration No. 333 - 104172

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sony Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan
(Address of principal executive offices)

The First Series of Stock Acquisition Rights for
Shares of Common Stock of Sony Corporation
The Third Series of Stock Acquisition Rights for
Shares of Common Stock of Sony Corporation
(Full title of the plan)

Sony Corporation of America
550 Madison Avenue, 33rd Floor
New York, New York 10022-3211
Attn.: Office of the General Counsel
212-833-4625
(Name, address and telephone number of agent for service)
Copy to:
Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer  ☐ Accelerated filer  ☐ Non-accelerated filer  ☐ Smaller Reporting Company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-104172) filed by Sony Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission on March 31, 2003 (the “Registration Statement”) to register 107,200 shares of the Common Stock of the Registrant (the “First Series Shares”) to be issued upon exercise of the First Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “First Series Stock Acquisition Rights”) and 1,477,500 shares of Common Stock of the Registrant (the “Third Series Shares”) to be issued upon exercise of the Third Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Third Series Stock Acquisition Rights”). As of the date hereof, (a) none of the First Series Stock Acquisition Rights remain outstanding, and no additional First Series Shares will be issued and (b) none of the Third Series Stock Acquisition Rights remain outstanding, and no additional Third Series Shares will be issued.

In accordance with the Registrant’s undertaking in Part II, Item 9(a)(3) of the Registration Statement, the Registrant hereby amends the Registration Statement to remove from registration all of the First Series Shares and Third Series Shares that remain unsold or otherwise unissued, if any, and to terminate the effectiveness of the Registration Statement.

Sony Corp. Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-104172).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 20th day of May, 2013.

SONY CORPORATION

By:	/s/ Kunitaka Fujita
Kunitaka Fujita
Executive Vice President, Corporate Executive, Human Resources

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

Name	Title	Date
/s/ Kazuo Hirai Kazuo Hirai	President and Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board	May 20, 2013
/s/ Masaru Kato Masaru Kato	Executive Vice President and Chief Financial Officer, Corporate Executive Officer, Member of the Board	May 20, 2013
/s/ Sir Howard Stringer Sir Howard Stringer	Chairman of the Board	May 20, 2013
/s/ Ryoji Chubachi Ryoji Chubachi	Member of the Board	May 20, 2013

Sony Corp. Post-Effective Amendment
No. 1 to the Registration Statement on
Form S-8 (Registration No. 333-104172).

/s/ Osamu Nagayama Osamu Nagayama	Vice Chairman of the Board	May 20, 2013
/s/ Sir Peter Bonfield Sir Peter Bonfield	Member of the Board	May 20, 2013
/s/ Ryuji Yasuda Ryuji Yasuda	Member of the Board	May 20, 2013
/s/ Yukako Uchinaga Yukako Uchinaga	Member of the Board	May 20, 2013
/s/ Mitsuaki Yahagi Mitsuaki Yahagi	Member of the Board	May 20, 2013
/s/ Tsun-Yan Hsieh Tsun-Yan Hsieh	Member of the Board	May 20, 2013

Sony Corp. Post-Effective Amendment
No. 1 to the Registration Statement on
Form S-8 (Registration No. 333-104172).

/s/ Roland A. Hernandez Roland A. Hernandez	Member of the Board	May 20, 2013
/s/ Kanemtisu Anraku Kanemtisu Anraku	Member of the Board	May 20, 2013
/s/ Yorihiko Kojima Yorihiko Kojima	Member of the Board	May 20, 2013
/s/ Takaaki Nimura Takaaki Nimura	Member of the Board	May 20, 2013
/s/ Mary Jo Green Mary Jo Green	Authorized U.S. Representative	May 20, 2013

Sony Corp. Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-104172).